UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	March 21, 2006

AFTERMARKET TECHNOLOGY CORP.
(Exact name of registrant as specified in its charter)

Delaware	0-21803	95-4486486
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1400 Opus Place, Suite 600, Downers Grove, Illinois	60515
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code	(630) 271-8100

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On March 21, 2006, Aftermarket Technology Corp. entered into a credit agreement and a related security agreement with certain banks, Bank of America, N.A. as Administrative Agent, and Banc of America Securities LLC and J.P. Morgan Securities Inc. as Joint Lead Arrangers and Joint Lead Book Managers. The credit agreement provides the Company with a $150 million five-year senior secured revolving credit facility. The credit facility can be increased by up to $75 million under certain circumstances and subject to certain conditions (including the receipt from one or more lenders of the additional commitment).

Amounts outstanding under the credit facility generally bear interest at LIBOR plus a specified margin or the prime rate plus a specified margin, depending on the type of borrowing being made. The applicable margin is based on the Company’s ratio of debt to EBITDA from time to time.  Currently, the Company’s LIBOR margin is 1.0% and its prime rate margin is zero.

Amounts outstanding under the credit facility are generally due and payable on the expiration date of the credit agreement (March 31, 2011). The Company can elect to prepay some or all of the outstanding balance from time to time without penalty.

The credit agreement requires the Company to, among other things, maintain the following:

•
consolidated net worth of $150.0 million plus 25.0% of the Company’s consolidated net income for each quarter ending after December 31, 2005 plus 100% of any increase in the Company’s shareholders equity after the date hereof;

•	consolidated interest coverage ratio of at least 1.5:1.0; and

•	consolidated leverage ratio of 3.0:1.0 or less.

The credit agreement allows the Company to, among other things, make distributions to shareholders, repurchase its stock, incur other debt or liens, or acquire or dispose of assets provided that the Company complies with certain requirements of the credit agreement.  In addition, the credit agreement prohibits the Company from entering into off-balance sheet arrangements.

The Company’s obligations under the credit agreement are secured by a pledge of substantially all its assets.

On March 21, 2006, the Company borrowed $57.0 million under the revolving credit facility and used such funds, together with cash on hand, to (i) pay fees and expenses associated with the new credit facility and (ii) repay the $86.0 million balance outstanding under the Company’s old credit facility.  See Item 1.02. “Termination of a Material Definitive Agreement” below.

Item 1.02.  Termination of a Material Definitive Agreement.

On March 21, 2006, the Company repaid the $86.0 million balance outstanding under its 2002 credit facility and terminated the related credit and security agreements.  As a result, the Company will record a non-cash charge of approximately $0.05 per diluted share in the first quarter of 2006 to write off deferred debt issuance costs associated with the early termination of the facility.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement

See Item 1.01 “Entry into a Material Definitive Agreement” above.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AFTERMARKET TECHNOLOGY CORP.

Date: March 24, 2006	By:	/s/ Joseph Salamunovich
Title: Vice President